Civeo Reports Second Quarter 2023 Results
Second Quarter Highlights include:
•Reported second quarter revenues of $178.8 million, net income of $4.5 million and operating cash flow of $19.4 million;
•Delivered second quarter Adjusted EBITDA of $31.6 million and free cash flow of $12.9 million;
•Recorded highest quarterly occupancy in Civeo’s Australian owned-villages since 2014; and
•Reduced debt and continued to return capital to shareholders through the share repurchase program.

HOUSTON and CALGARY, July 28, 2023 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2023.
“In the second quarter of 2023, we delivered financial results in line with our expectations while continuing to operate safely and effectively. We generated solid free cash flow in the quarter which was used to repurchase approximately 212,000 Civeo shares and pay down $6.5 million in debt. The second quarter’s results demonstrate the value of our diversified revenue drivers and were notable for the significant year-over-year growth in our Australian segment, driven by a 33% increase in integrated services revenue related to new contracts as well as a 14% increase in Australian owned-village revenue. This quarter’s Australian village occupancy marks the highest level we’ve experienced since 2014. The improvement in Australia in the quarter was offset by lower LNG-related Canadian lodge occupancy and mobile camp activity,” said Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson concluded, “As we highlighted on the first quarter earnings conference call, our two strategic priorities for the remainder of 2023 were mitigating inflationary pressures in our Western Australian integrated services business and evaluating commercial alternatives for our Canadian McClelland Lake lodge assets. I'm happy to report that during the second quarter we made progress on both. We will provide additional updates regarding these developments on our earnings conference call later today.”

Second Quarter 2023 Results
In the second quarter of 2023, Civeo generated revenues of $178.8 million and reported net income of $4.5 million, or $0.30 per diluted share. During the second quarter of 2023, Civeo produced operating cash flow of $19.4 million, Adjusted EBITDA of $31.6 million and free cash flow of $12.9 million.
By comparison, in the second quarter of 2022, Civeo generated revenues of $185.0 million and reported net income of $9.1 million, or $0.54 per diluted share. During the second quarter of 2022, Civeo produced operating cash flow of $21.7 million, Adjusted EBITDA of $37.1 million and free cash flow of $17.6 million.
The year-over-year decrease in Adjusted EBITDA in the second quarter of 2023 was primarily driven by lower Canadian LNG-related lodge occupancy and mobile camp activity, partially offset by increased billed rooms at the Australian Bowen Basin villages.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2023 to the results for the second quarter of 2022.)
Canada
During the second quarter of 2023, the Canadian segment generated revenues of $95.5 million, operating income of $3.2 million and Adjusted EBITDA of $19.8 million, compared to revenues of $109.0 million, operating income of $11.2 million and Adjusted EBITDA of $28.7 million in the second quarter of 2022. Results from the second quarter of 2023 reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $5.1 million and $1.1 million, respectively.

On a constant currency basis, the Canadian segment experienced an 8% period-over-period decrease in revenues largely related to Canadian mobile camp activity winding down as well as a 6% year-over-year decrease in Canadian lodge billed rooms. Adjusted EBITDA for the Canadian segment decreased 27% due to the aforementioned dynamics as well as inflationary pressures across the business.

Australia

During the second quarter of 2023, the Australian segment generated revenues of $82.5 million, operating income of $9.2 million and Adjusted EBITDA of $19.6 million, compared to revenues of $67.8 million, operating income of $5.5 million and Adjusted EBITDA of $15.5 million in the second quarter of 2022. Results from the second quarter of 2023 reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $5.7 million and $1.3 million, respectively.

On a constant currency basis, the Australian segment experienced a 30% period-over-period increase in revenues primarily driven by increased integrated services revenue related to new contracts as well as a 16% year-over-year increase in village billed rooms. Adjusted EBITDA for the Australian segment increased 35% due the aforementioned dynamics, partially offset by a weakened Australian dollar relative to the U.S. dollar.

Financial Condition
As of June 30, 2023, Civeo had total liquidity of approximately $89.0 million, consisting of $77.6 million available under its revolving credit facilities and $11.4 million of cash on hand.
Civeo’s total debt outstanding on June 30, 2023 was $136.1 million, a $6.5 million decrease since March 31, 2023.
Civeo reported a net leverage ratio of 1.2x as of June 30, 2023.
During the second quarter of 2023, Civeo invested $6.9 million in capital expenditures compared to $5.1 million invested during the second quarter of 2022. Capital expenditures in both periods were predominantly related to maintenance spending on the Company’s lodges and villages.

In the second quarter of 2023, Civeo repurchased approximately 212,000 shares through its share repurchase program for a total of approximately $4.2 million.

Full Year 2023 Guidance
For the full year of 2023, Civeo is increasing the lower end of its previously provided revenue and Adjusted EBITDA guidance ranges. The revised revenue and Adjusted EBITDA guidance ranges are $640 million to $650 million and $90 million to $95 million, respectively. The Company is decreasing full year 2023 capital expenditure guidance to a range of $35 million to $40 million. The $10 million decrease in capital expenditure guidance is entirely driven by downward revisions to the scope of the customer-funded infrastructure upgrades to three Australian villages announced last quarter. As these upgrades will be fully funded by the customer upfront, this change will not impact our 2023 free cash flow guidance.

Conference Call
Civeo will host a conference call to discuss its second quarter 2023 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and using the conference ID 13740254#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13740254#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 26 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 28,000 rooms. Civeo is publicly traded under the symbol CVEO on the
New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, inflation, global weather conditions, natural disasters, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenues	$178,843	$184,954	$346,434	$350,632

Costs and expenses:
Cost of sales and services	131,425	130,053	264,939	255,896
Selling, general and administrative expenses	16,459	17,682	32,649	32,895
Depreciation and amortization expense	20,701	23,083	42,363	43,210
Other operating expense (income)	86	(106)	215	152
	168,671	170,712	340,166	332,153
Operating income	10,172	14,242	6,268	18,479

Interest expense	(3,604)	(2,608)	(7,260)	(5,076)
Interest income	50	2	82	2
Other income	427	415	2,877	2,111
Income before income taxes	7,045	12,051	1,967	15,516
Income tax expense	(2,878)	(1,821)	(4,111)	(3,378)
Net income (loss)	4,167	10,230	(2,144)	12,138
Less: Net income (loss) attributable to noncontrolling interest	(296)	662	(254)	1,160
Net income (loss) attributable to Civeo Corporation	4,463	9,568	(1,890)	10,978
Less: Dividends attributable to Class A preferred shares	—	490	—	977
Net income (loss) attributable to Civeo common shareholders	$4,463	$9,078	$(1,890)	$10,001

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$0.30	$0.55	$(0.13)	$0.60
Diluted	$0.30	$0.54	$(0.13)	$0.60

Weighted average number of common shares outstanding:
Basic	14,970	14,148	15,064	14,122
Diluted	15,000	14,275	15,064	14,271

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2023	December 31, 2022
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$11,421	$7,954
Accounts receivable, net	140,090	119,755
Inventories	7,171	6,907
Assets held for sale	8,204	8,653
Prepaid expenses and other current assets	8,992	10,280
Total current assets	175,878	153,549

Property, plant and equipment, net	275,561	301,890
Goodwill, net	7,522	7,672
Other intangible assets, net	80,635	81,747
Operating lease right-of-use assets	14,023	15,722
Other noncurrent assets	5,343	5,604
Total assets	$558,962	$566,184

Current liabilities:
Accounts payable	$47,763	$51,087
Accrued liabilities	27,524	39,211
Income taxes	100	178
Current portion of long-term debt	14,664	28,448
Deferred revenue	3,097	991
Other current liabilities	9,534	8,342
Total current liabilities	102,682	128,257

Long-term debt	120,999	102,505
Deferred income taxes	8,628	4,778
Operating lease liabilities	11,446	12,771
Other noncurrent liabilities	19,874	14,172
Total liabilities	263,629	262,483

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,626,556	1,624,512
Accumulated deficit	(939,983)	(930,123)
Treasury stock	(9,063)	(9,063)
Accumulated other comprehensive loss	(385,350)	(385,187)
Total Civeo Corporation shareholders' equity	292,160	300,139
Noncontrolling interest	3,173	3,562
Total shareholders' equity	295,333	303,701
Total liabilities and shareholders' equity	$558,962	$566,184

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2023	2022

Cash flows from operating activities:
Net income (loss)	$(2,144)	$12,138
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42,363	43,210
Deferred income tax expense	3,985	3,256
Non-cash compensation charge	2,044	1,974
Gains on disposals of assets	(2,445)	(1,895)
Provision for credit losses, net of recoveries	(65)	(24)
Other, net	1,242	1,544
Changes in operating assets and liabilities:
Accounts receivable	(19,669)	(23,119)
Inventories	(297)	(1,180)
Accounts payable and accrued liabilities	(14,713)	(6,713)
Taxes payable	(78)	(99)
Other current and noncurrent assets and liabilities, net	9,538	(5,461)
Net cash flows provided by operating activities	19,761	23,631

Cash flows from investing activities:
Capital expenditures	(11,717)	(8,647)
Proceeds from dispositions of property, plant and equipment	2,719	3,302
Other, net	—	190
Net cash flows used in investing activities	(8,998)	(5,155)

Cash flows from financing activities:
Term loan repayments	(14,942)	(15,763)
Revolving credit borrowings (repayments), net	15,993	(2,576)
Repurchases of common shares	(7,970)	(542)
Taxes paid on vested shares	—	(1,013)
Net cash flows used in financing activities	(6,919)	(19,894)

Effect of exchange rate changes on cash	(377)	(82)
Net change in cash and cash equivalents	3,467	(1,500)

Cash and cash equivalents, beginning of period	7,954	6,282
Cash and cash equivalents, end of period	$11,421	$4,782

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Canada	$95,470	$109,023	$184,923	$204,975
Australia	82,544	67,820	159,533	131,349
Other (2)	829	8,111	1,978	14,308
Total revenues	$178,843	$184,954	$346,434	$350,632

EBITDA (1)
Canada	$19,818	$28,659	$31,829	$45,878
Australia	19,606	15,537	33,815	30,974
Corporate, other and eliminations (2)	(7,828)	(7,118)	(13,882)	(14,212)
Total EBITDA	$31,596	$37,078	$51,762	$62,640

Adjusted EBITDA (1)
Canada	$19,818	$28,659	$31,829	$45,878
Australia	19,606	15,537	33,815	30,974
Corporate, other and eliminations (2)	(7,828)	(7,118)	(13,882)	(14,212)
Total adjusted EBITDA	$31,596	$37,078	$51,762	$62,640

Operating income (loss)
Canada	$3,177	$11,197	$(1,325)	$15,235
Australia	9,176	5,452	14,073	11,587
Corporate, other and eliminations (2)	(2,181)	(2,407)	(6,480)	(8,343)
Total operating income	$10,172	$14,242	$6,268	$18,479

(1) Please see Non-GAAP Reconciliation Schedule.

(2) Prior to the first quarter of 2023, we presented the U.S. operating segment as a separate reportable segment. Our operating segment in the U.S. no longer meets the reportable segment quantitative thresholds, and is included within the Other and Corporate, other and eliminations categories. Prior periods have been adjusted.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022	2023

EBITDA (1)	$31,596	$37,078	$51,762	$62,640
Adjusted EBITDA (1)	$31,596	$37,078	$51,762	$62,640
Free Cash Flow (2)	$12,912	$17,561	$10,763	$18,286
Net Leverage Ratio (3)					1.2x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022	2023

Net income (loss) attributable to Civeo Corporation	$4,463	$9,568	$(1,890)	$10,978	$(8,871)
Income tax expense	2,878	1,821	4,111	3,378	5,135
Depreciation and amortization	20,701	23,083	42,363	43,210	86,367
Interest income	(50)	(2)	(82)	(2)	(119)
Interest expense	3,604	2,608	7,260	5,076	13,658
EBITDA	$31,596	$37,078	$51,762	$62,640	$96,170
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	—	—	5,721
Adjusted EBITDA	$31,596	$37,078	$51,762	$62,640	$101,891

(a)Relates to asset impairments in the fourth quarter of 2022. In the fourth quarter of 2022, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $3.8 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.9 million.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net Cash Flows Provided by Operating Activities	$19,403	$21,678	$19,761	$23,631
Capital expenditures	(6,945)	(5,055)	(11,717)	(8,647)
Proceeds from dispositions of property, plant and equipment	454	938	2,719	3,302
Free Cash Flow	$12,912	$17,561	$10,763	$18,286

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA. Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of June 30,
2023

Total debt	$136,105
Less: Cash and cash equivalents	11,421
Net debt	$124,684

Adjusted EBITDA for the twelve months ended June 30, 2023 (a)	$101,891
Adjustments to Adjusted EBITDA
Stock-based compensation	3,857
Interest income	119
Bank-adjusted EBITDA	$105,867

Net leverage ratio (b)	1.2x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation
(b) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

Year Ending December 31, 2023

EBITDA Range (1)	$90.0	$95.0

(1)The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2023
	(estimated)

Net income	$(13.0)	$(10.0)
Income tax expense	11.0	13.0
Depreciation and amortization	79.0	79.0
Interest expense	13.0	13.0
EBITDA	$90.0	$95.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$72,355	$79,431	$136,583	$146,625
Mobile facility rental revenue (2)	17,407	24,058	37,438	48,076
Food and other services revenue (3)	5,708	5,534	10,902	10,274
Total Canadian revenues	$95,470	$109,023	$184,923	$204,975

Costs
Accommodation cost	$52,431	$53,108	$104,529	$106,235
Mobile facility rental cost	11,598	14,458	26,100	29,342
Food and other services cost	5,060	4,976	9,834	9,335
Indirect other cost	2,756	2,467	5,287	5,303
Total Canadian cost of sales and services	$71,845	$75,009	$145,750	$150,215

Average daily rates (4)	$100	$103	$98	$104

Billed rooms (5)	724,299	771,267	1,367,095	1,406,822

Canadian dollar to U.S. dollar	$0.745	$0.784	$0.742	$0.787

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$44,342	$39,052	$84,941	$76,651
Food and other services revenue (3)	38,202	28,768	74,592	54,698
Total Australian revenues	$82,544	$67,820	$159,533	$131,349

Costs
Accommodation cost	$20,948	$18,840	$41,266	$37,247
Food and other services cost	35,372	27,008	71,234	51,371
Indirect other cost	2,225	1,844	4,353	3,588
Total Australian cost of sales and services	$58,545	$47,692	$116,853	$92,206

Average daily rates (4)	$75	$77	$76	$78

Billed rooms (5)	587,855	505,310	1,110,568	979,784

Australian dollar to U.S. dollar	$0.668	$0.715	$0.676	$0.719

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400